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                                   Exhibit 21

                        Subsidiaries of NSD Bancorp, Inc.
                            As of December 31, 2001


NSD Bancorp, Inc.
5004 McKnight Road
Pittsburgh, PA 15237

NorthSide Bank
100 Federal Street
Pittsburgh, PA 15212
100% Owned Subsidiary
Incorporated in the Commonwealth of Pennsylvania

NSB Financial Services, LLC
5004 McKnight Road
Pittsburgh, PA 15237
100% Owned Subsidiary of NorthSide Bank
Organized in the Commonwealth of Pennsylvania